UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

(Date of earliest event reported): May 25, 2012

IMPERIAL PETROLEUM, INC.

(Exact name of Registrant as specified in its charter)

Nevada	0-9923	95-3386019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

101 NW First Street, Suite 213

Evansville, IN 47708

(Address of principal executive office and zip code)

(812) 867-1433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 8.01	OTHER EVENTS

On May 25, 2012, Imperial Petroleum, Inc., (“Company”) received a subpoena for the period of January 1, 2010 to the present, as part of a fact-finding inquiry from the Division of Enforcement of the Securities and Exchange Commission (“SEC”). The subpoena requires us to produce numerous documents related to the Company and our wholly-owned subsidiary, E-Biofuels, LLC. The subpoena demands the production of documents related to the operations, accounting, business practices, purchase and sales of biodiesel, tax credits and incentives from any state, federal or agency, the production process of the biodiesel, including, the purchase of any products related to the manufacturing of biodiesel, financing, stock issuances, executives and employees. The purpose of the subpoena is to determine whether any federal laws have been violated.

In addition, on May 24, 2012, the Company and E-Biofuels, LLC, received subpoenas in connection with a Grand Jury investigation into the activities of the Company and E-Biofuels, LLC, for the period of January 1, 2006 to the present. In conjunction with the Grand Jury investigation, on May 24, 2012, the United States District Court of the Southern District of Indiana authorized search warrants to obtain records, documents and evidence related to the ongoing investigation. The search warrants were executed on May 24, 2012.

The Company intends to fully cooperate with the investigations. Currently, the Company cannot estimate the ultimate financial impact, if any, resulting from the investigations. In the event that violations of state or federal are determined, such determination could have a material negative impact on the operations of the Company. In addition, if it is determined that the Company’s subsidiary, E-biofuels, LLC, received improper tax credits for the sale of bio-diesel, then the results could have a material impact on the Company.

As previously reported, on April 4, 2012, the Company’s wholly owned subsidiary, E-Biofuels, LLC filed for protection from creditors under Chapter 7 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Indiana

ITEM 9.01	EXHIBITS

NONE

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Imperial Petroleum, Inc.

By:	/s/ Jeffrey T. Wilson
Jeffrey T. Wilson
Title:	President

Dated: May 31, 2012